Exhibit 10.1

February 18, 2009

Jerry Fowden

Cott Corporation

5519 West Idlewild Avenue

Tampa FL 33634

USA

Dear Jerry:

We are pleased to offer you the position of the Chief Executive Officer of Cott Corporation (the “Company”) effective February 18, 2009. In this position you will report to the Board of Directors of the Company. Except as otherwise expressly set out herein, this new offer replaces your existing terms and conditions of employment presented to you in the letter (the “Original Offer”) from the Company dated February 29, 2008, as amended by your agreement, accepted June 25, 2008, to participate in the Retention, Severance and Non-Competition Plan of the Company (the “Company Retention Plan”).

This revised offer outlines the terms and conditions of your employment with the Company. Please note that this is not a contract of employment or a promise of employment for any specific term.

Your base salary will be $575,000 per year and you will receive a car allowance equal to $16,000 per year, each of which will be paid on a semi-monthly basis. In addition, you will be eligible to participate in Cott’s USA Benefit Program (the “Program”) available, from time to time, to other senior executives of the Company. The Program currently includes health, disability and life insurance benefits. To be clear, employee contributions are required for the Program. In addition to the benefits under this Program, you will also be entitled during your employment in your capacity as Chief Executive Officer, to reimbursement for an annual medical check-up in an amount not to exceed $5,000 per calendar year.

You are eligible to participate in the annual bonus plan equal to an amount of 80% (bonus target level) up to 160% (exceeding target level) of your base salary based upon the achievement of specified goals. The bonus year is from January to December and any bonus payments made to you in respect of the 2009 calendar year will be pro-rated from February 18, 2009 and for greater certainty, will be based on performance and the achievement of specified goals, not target; your bonus entitlement in respect of the period from January 1, 2009 to February 17, 2009 shall be determined in accordance with your Original Offer. Such performance goals shall be established annually and will be communicated to you promptly upon the determination thereof by the Human Resources and Compensation Committee of the Company. Please note that the bonus plan is entirely discretionary and the Company reserves in its absolute discretion the right to terminate or amend any bonus plan or arrangement in effect from time to time.

You shall be entitled to participate in the long-term incentive (LTIP) plans and programs as made available from time to time to senior executives of the Company, at the sole discretion of the Human Resources and Compensation Committee. However, to be clear, the Company is not currently offering any such LTIP plans in which you shall be entitled to participate under this offer.

On February 18, 2009 (the “Initial Grant Date”) and, provided you are employed by the Corporation, on each of the next two anniversaries of the Initial Grant Date, you shall be entitled to a grant of options (“Options”) to purchase 250,000 common shares of the Company pursuant to the terms of the Restated 1986 Common Share Option Plan of Cott Corporation (the “Option Plan”), as amended through October 20, 2004 (a copy of which is attached hereto). The Options shall be exercisable for 10 years from the date of grant. The exercise price of the Options shall be determined in accordance with the Plan (that is, at the “Fair Market Value” of the common shares of the Company, being the closing price of the common shares on the Toronto Stock Exchange on the last trading day prior to the date of the grant).

The Options shall fully vest over a period of one year in four equal amounts on a quarterly basis with reference to the applicable grant date applicable to that Option. The Options (once granted) will be subject in all respects (including, without limitation, with respect to the termination thereof) to the Option Plan.

In addition, you shall be entitled to participate, at the sole discretion of the Human Resources and Compensation Committee, in all other benefit plans and programs made available to senior executives of the Company from time to time.

Upon acceptance of this offer, you shall be entitled to the benefits of and be bound by the obligations under the Severance and Non-Competition Plan (the “Severance and Non-Competition Plan”) (a copy of which is attached hereto) as a “Level 1 Employee”; provided that:

•

for the purposes of Section 3(a) of the Plan, in connection with an Involuntary Termination in 2009 and 2010, your Severance Amount shall be calculated based on your target bonus, not your Average Bonus; and

•

upon an Involuntary Termination, you shall be entitled, in addition to the amounts set out in the Severance and Non- Competition Plan, to a lump sum payment made at the same time as payment of bonuses are made to other executives of the Corporation in respect of the year in which the Involuntary Termination occurs equal to the product of (a) the actual bonus you would have otherwise received had you been employed by the Corporation until December 31 of the year in which the Involuntary Termination occurs, and (b) the number of days from:

(i)	February 18 in 2009; and

(ii)	January 1 in all other years,

to the date of your Involuntary Termination, divided by 365.

All capitalized terms used in the foregoing paragraph of this offer shall have the meaning ascribed thereto in the Severance and Non-Competition Plan.

In the event that the Corporation becomes subject to a transaction involving a change of control (whether by way of a takeover, consolidation, merger, amalgamation, sale of all assets or substantially all assets or a similar transaction (a “Change of Control”)), and you become entitled to severance in connection with a Change of Control, or potential Change of Control, your Severance Multiple (as defined in the Severance and Non Competition Plan) shall be 1.5.

You are entitled to four weeks vacation per calendar year. Vacation earned for 2009 will be prorated based on the date hereof. You are encouraged to take your vacation time in the calendar year it is earned. All earned vacation must be taken by March 31st of the year following the year in which it is earned; otherwise it shall be forfeited.

Upon acceptance of this offer, you acknowledge and agree that Cott has the right to disclose confidential information regarding you, this offer or your employment to any third party or publicly as required by law.

Jerry, please indicate your acceptance of this offer by returning one signed original of this offer letter.

Yours truly,

David Gibbons

Chairman

COTT Corporation

I accept this offer of employment and the terms identified herein. I have had an opportunity to obtain independent legal advice in connection with this offer an have either obtained such advice or herby expressly waive the opportunity.

/s/ Jerry Fowden
Jerry Fowden	Date February 18, 2009